                                                    Registration No. 33-________
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                            -----------------------

                           EQUITABLE RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

  Pennsylvania                                           25-0464690
  (State of Incorporation)                            (I.R.S. Employer
                                                        Identification No.)
                          420 Boulevard of the Allies
                             Pittsburgh, PA  15219
                                 (412) 261-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                ROBERT E. DALEY
                          Vice President and Treasurer
                           EQUITABLE RESOURCES, INC.
                          420 Boulevard of the Allies
                             Pittsburgh, PA  15219
                                 (412) 553-5770
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -----------------------

 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

                            -----------------------

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                            -----------------------

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8.A of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8.A, may determine.

                            -----------------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
 Title of each class of                       Proposed maximum             Proposed maximum
   securities to be         Amount to be    aggregate offering price     aggregate offering price    Amount of registration
     registered              registered         per share (*)                    (*)                        fee
- ----------------------------------------------------------------------------------------------------------------------------
Medium-Term Notes,       $100,000,000               100%                 $100,000,000                 $34,483
Series C
============================================================================================================================

* Estimated solely for the purposes of determining the registration fee.

PROSPECTUS
                                  $100,000,000
                           Equitable Resources, Inc.
                          MEDIUM-TERM NOTES, SERIES C
                               ----------------

               Due Nine Months to Forty Years from Date of Issue

                               ----------------

     Equitable Resources, Inc. (the "Company") may offer from time to time up to $100,000,000 aggregate principal amount of its Medium-Term Notes, Series C ("Notes"). Notes of this Series will be offered on a continuing basis, and the interest rates, maturity dates, principal amounts and other terms of such Notes may vary, even though offered or sold at or about the same time.

     Each Note will bear interest at a fixed rate established by the Company at the date of issue of such Note and set forth in the applicable Pricing Supplement (as hereinafter defined); the interest rate may be zero in the case of Original Issue Discount Notes (as hereinafter defined). Unless otherwise specified in the applicable Pricing Supplement, interest on each Note will be payable semiannually on each July 15 and January 15 and at maturity or upon any earlier redemption.

     Each Note will mature on a date established by the Company at the date of issue of such Note, which date shall be between nine months and forty years from the date of issue, and Notes may be redeemed prior to maturity at the option of the Company or pursuant to a sinking fund, in each case as set forth in the applicable Pricing Supplement.

     Notes will be issued in fully registered form in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. Each Note will be represented either by a Global Note (a "Book-Entry Note") registered in the name of a nominee of The Depository Trust Company, New York, New York (the "Depositary"), or by a certificate issued in definitive or temporary form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

              Price to          Agent's                Proceeds to
            Public(1) (2)    Commission (2)          Company (2)(3)
            -------------  ------------------  ---------------------------
Per Note.... 100.000%        .125%-.875%          99.875%-99.125%
Total.......$100,000,000   $125,000-$875,000   $99,875,000-$99,125,000
- -----------------

  (1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any such Note issued at a discount or premium will be set forth in the applicable Pricing Supplement.
  (2) The Company will pay a commission to an Agent for each Note sold through such Agent ranging from .125% to .875% of the principal amount of such Note, depending upon such Note's maturity. The Company may also sell Notes to any Agent, as principal, at negotiated discounts, for resale to investors. The Company may sell Notes on its own behalf at negotiated prices directly to purchasers purchasing Notes for their own accounts.
  (3) Before deducting expenses payable by the Company estimated at $ 228,233.

                               ----------------


     Offers to purchase the Notes are being solicited from time to time by the Company on its own behalf and on behalf of the Company by Morgan Stanley & Co., Incorporated and Lehman Brothers (each an "Agent" and collectively the "Agents"). Each Agent has agreed to use reasonable efforts to solicit and receive offers to purchase Notes upon terms acceptable to the Company at such times and in such amounts as the Company shall from time to time specify. The Company may also sell Notes to any Agent acting as principal for its own account for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale or otherwise, as determined by such Agent. No termination date for the offering of the Notes has been established. Either the Company or any Agent may reject, in whole or in part, any offer to purchase Notes. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Offering Through the Company and Agents."

                               ----------------

MORGAN STANLEY & CO.                                             LEHMAN BROTHERS
    Incorporated

May _____, 1994

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and any Pricing Supplement in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Agent. Neither the delivery of this Prospectus and any Pricing Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus and any Pricing Supplement. This Prospectus and any Pricing Supplement do not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               ----------------

     IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                               TABLE OF CONTENTS

Available Information.................................................  2
Incorporation of Certain Documents by Reference.......................  3
The Company...........................................................  4
Use of Proceeds.......................................................  4
Ratio of Earnings to Fixed Charges....................................  5
Description of Notes..................................................  5
Certain United States Federal Income Tax Considerations............... 13
Offering Through the Company and Agents............................... 19
Legal Matters......................................................... 20
Experts............................................................... 20


                             AVAILABLE INFORMATION

     The Company, a Pennsylvania corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the

                                     2.

regional offices maintained by the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed by the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103, on which exchanges certain of the Company's securities are listed. In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the Company at 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the Securities and Exchange Commission pursuant to the Exchange Act:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1993;

          (b) the Company's definitive Proxy Statement dated April 12, 1994 in connection with its Annual Meeting of Shareholders to be held on May 27, 1994;

          (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; and

          (d) the Company's Current Report on Form 8-K dated June 30, 1993 as amended by the Company's Amendment No. 1 to its Current Report on Form 8-K/A dated June 30, 1993 and filed August 7, 1993.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus from the dates of filing of such documents.

     Upon written or oral request the Company will provide without charge to any person to whom this Prospectus is delivered a copy of any or all information incorporated by reference in this Prospectus (except exhibits to such information, unless such exhibits are specifically incorporated by reference herein). Such requests should be directed to Audrey C. Moeller, Vice President and Corporate Secretary, Equitable Resources, Inc., 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219 (telephone number 412-553-5877).


                                     3.

                                  THE COMPANY

     Equitable Resources, Inc. is a diversified natural gas company actively engaged in the exploration, development and production of natural gas and crude oil; the storage, transportation, marketing and distribution of natural gas; and the processing of natural gas liquids. The Company's operations balance the higher growth potential of its Energy Resource segment with the stability of the regulated businesses of its Utility Service segment. Energy Resources and Utility Services each accounted for approximately 50 percent of Equitable's net income in 1992, and approximately 52 percent and 48 percent, respectively, of Equitable's net income in 1993 and 48 percent and 52 percent, respectively, for the twelve months ended March 31, 1994.

     Energy Resources explores for, develops and produces natural gas and oil in the Appalachian region, the Rocky Mountain region of the United States and Canada and the Gulf Coast region, and has oil exploration interests in Colombia, South America. Energy Resources performs contract drilling and well maintenance services in the Appalachian area and extracts and markets natural gas liquids in Kentucky and Louisiana. Additionally, Energy Resources markets natural gas on a nationwide basis and markets gas and services in the Gulf Coast region through Louisiana Intrastate Gas Company LLC, which operates as a single source market center.

     Utility Services purchases, gathers, transports, stores and distributes natural gas. This segment sells natural gas and provides transportation services to approximately 265,000 customers (93 percent residential) in southwestern Pennsylvania, northern West Virginia and eastern Kentucky. It also sells natural gas and provides transmission and underground storage services to customers in nine northeastern and mid-Atlantic states. In addition, Utility Services operates gathering and transmission facilities near the Company's producing properties in eastern Kentucky.

                                USE OF PROCEEDS

     The Company will apply the proceeds from the sale of the Notes to retire equivalent principal amounts of short-term debt incurred or to be incurred as part of the Company's business operations. The Company typically incurs short-term debt to finance acquisitions of businesses and capital expenditures and may also incur short term debt for ordinary business purposes from time to time due to, among other factors, the seasonality of its businesses.


                                     4.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for each of the five fiscal years 1989-1993 and for the twelve months ended March 31, 1994 is as follows:

                                                    Twelve Months
            Year Ended December 31                  Ended 3/31/94

- ------------------------------------------------    -------------
   1989      1990      1991      1992      1993
   ----      ----      ----      ----      ----
   3.07x     3.36x     3.30x     2.86x     3.09x        3.15x


     Earnings used to compute the ratio of earnings to fixed charges represent the aggregate of net income, income taxes and fixed charges. Income taxes include current and deferred income taxes and amortization of deferred investment tax credits. Fixed charges consist of interest, including amortization of debt expense less premium, and one-third of all rental expenses. Reference is made to Exhibit 12.1 to the Registration Statement of which this Prospectus is a part for the detailed calculation of the above ratios.

                              DESCRIPTION OF NOTES

General

     The Notes will all be part of a single series issued under an Indenture dated as of April 1, 1983 (the "Basic Indenture") between the Company and Bankers Trust Company, as Trustee (the "Trustee"), as amended by a 1991 Supplemental Indenture dated as of March 15, 1991 (the "Supplemental Indenture"). The Basic Indenture provides for the issuance from time to time of the Company's unsecured debentures, notes or other evidences of indebtedness (the "Debt Securities"). The Basic Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series, which may be established by or pursuant to one or more resolutions (a "Board Resolution") adopted by the Company's Board of Directors or by a duly authorized committee appointed by the Board.

     The Notes may be issued from time to time up to the aggregate principal amount of $100,000,000. The Notes will be unsecured and will rank pari passu with all Debt Securities issued and to be issued under the Indenture, as well as with all other unsecured debt of the Company. At the date of this Prospectus $425 million aggregate principal amount ($420 million net of original issue discount) of five series of previously issued Debt Securities were outstanding under the Indenture.


                                     5.

     The terms of particular issues of the Notes may be established either by a Board Resolution or by an addendum (executed by a named officer) to a Board Resolution establishing the series of Notes and specifically authorizing such officer to establish such terms. The Basic Indenture, Supplemental Indenture, any Board Resolutions and any such addenda are referred to herein collectively as the "Indenture."

     The Basic Indenture was filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Registration No. 2-80575) filed April 24, 1986, and the Supplemental Indenture was filed as Exhibit 4.3 to the Company's Registration Statement on Form S-3 (Registration No. 33-39505) filed March 22, 1991. The Board Resolutions and the form of Board Resolution and accompanying addenda for the Notes are filed as Exhibit 4.4 to the Registration Statement of which this Prospectus is a part.

     The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Wherever particular provisions of or defined terms used in the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Section numbers are those in the Basic Indenture. Capitalized terms used under this heading are used as defined in the Indenture unless otherwise defined in this Prospectus or the context indicates otherwise.

Terms of the Notes; Pricing Supplements

     The particular terms of each issue of Notes will be described in a pricing supplement (a "Pricing Supplement") to this Prospectus, including (1) the principal amount; (2) the date or dates on which such Notes will mature; (3) the rate or rates at which such Notes will bear interest and the date or dates from which such interest will accrue; (4) the dates on which such interest will be payable and the Regular Record Dates applicable to such Interest Payment Dates (as such terms are defined below); (5) any mandatory or optional sinking fund or analogous provisions; and (6) the date, if any, after which, and the price or prices at which, such series may be redeemed at the option of the Company. The Pricing Supplement will specify the purchase price ("Issue Price") and any other terms of the sale of each Note being sold pursuant thereto. The terms and conditions set forth under "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note.

     The Notes will be offered on a continuing basis. The Company may from time to time accept offers to purchase Notes, which offers, even though made and accepted at or about the same time, may differ as to principal amount, interest rate, maturity date, mandatory and optional redemption provisions and purchase price, all as set forth in the applicable Pricing Supplements.

     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth below under "Book-Entry Notes," Book-Entry Notes will not be issuable as Certificated Notes. Except as otherwise provided in the applicable Pricing Supplement, Notes

                                     6.

will be issued only in fully registered form in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000.

     The Notes may be presented for payment of principal and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the agency maintained by the Company in New York City for such purpose, except that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Book-Entry Notes" below. On the date hereof, such agency for the payment, transfer and exchange of the Notes (the "Paying Agent") is the Trustee.

     When used in this Prospectus, the following terms shall have the meanings indicated below:

"Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City.

     An "Interest Payment Date" with respect to any Note means, unless otherwise specified in the applicable Pricing Supplement, each July 15 and January 15.

     The "Record Date" with respect to any Interest Payment Date means, unless otherwise specified in the applicable Pricing Supplement, the July 1 and January 1 preceding such Interest Payment Date, whether or not such date is a Business Day.

Interest and Principal Payments

     Each Note will bear interest from the date of issuance at the rate per annum stated on the face thereof, and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest will be made semiannually on each July 15 and January 15 and at maturity or upon any earlier redemption.

     If any Interest Payment Date would fall on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date. If the maturity date or date of earlier redemption of any note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity or redemption date.

     Interest payments will include accrued interest from the date of issue or from the last date in respect of which interest has been paid or duly provided for, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption, as the case may be.

                                     7.

     Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided, however, that the interest payable at maturity or upon earlier redemption on a date which is not an Interest Payment Date will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payment of interest on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date.

     Payments of interest, other than interest payable at maturity or earlier redemption, will be made by check mailed to the address of the person entitled thereto as shown on the Security Register. Payments of principal, premium, if any, and interest upon maturity or earlier redemption will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depositary, as holder of Book-Entry Notes, will be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of $10,000,000 or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date will be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.

     Certain Notes may be considered to be issued with original issue discount ("Discount Notes"), which generally must be included in income for federal income tax purposes at a constant rate. See "Certain Federal Income Tax Considerations - Original Issue Discount -Discount Notes" below. Special considerations applicable to any such Discount Notes will be set forth in the applicable Pricing Supplement.

Book-Entry Notes

     Book-Entry Notes will be represented by a Global Note issued by the Company to and deposited with the Depositary and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described below, Book-Entry Notes will not be exchangeable for Certificated Notes or otherwise issuable as Certificated Notes.

     The Company expects that, upon its issuance of a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Note to the accounts of persons that have accounts with the Depositary ("participants"). The accounts to be credited will be designated by the Agent participating in the sale of such Notes. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of such beneficial interests will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interest of persons other than participants).


                                     8.

     So long as the Depositary's nominee is the registered owner of a Global Note, such nominee will be considered to be the sole owner or holder of the Notes represented by such Global Note for all purposes of the Indenture. Except as set forth below, owners of beneficial interest in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form, and will not be considered to be the owners or holders thereof under the Indenture.

     Payments of principal, premium, if any, and interest on Notes represented by a Global Note registered in the name of the Depositary's nominee will be made to the Depositary's nominee as the registered owner of such Global Note. None of the Company, the Trustee or any paying agent for such Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that the Depositary, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes deposited with it as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be the responsibility of such participants and will be governed by standing instructions and customary practices as is now the case with the securities held for the accounts of customers registered in "street names."

     If the Depositary is at any time unwilling or unable to continue to act as Depositary, and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in definitive form in exchange for the Global Note or Notes previously deposited with the Depositary. In addition, the Company may at any time in its sole discretion determine not to have the Notes represented by one or more Global Notes and, in such event, will issue Certificated Notes in definitive form in exchange for such Global Note or Notes.

Redemption Prior to Maturity

     The applicable Pricing Supplement will indicate either that the Notes may not be redeemed prior to maturity or will state the terms on which the Notes may be redeemed, in whole or in part, at the option of the Company or pursuant to the terms of any mandatory sinking fund. Notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the Security Register. If a Note is redeemed in part only, a new Note or Notes for the unredeemed portion thereof shall be issued to the holder thereof upon the cancellation thereof. In case of a partial redemption of a Book-Entry Note, the Depositary's practice is to determine by lot the interest of each participant in the portion of such Note being redeemed.


                                     9.

Repurchase

     The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

Restrictive Covenants

     The Supplemental Indenture referred to above eliminated from the Indenture certain restrictive covenants imposing limitations on liens and on additional Funded Debt, provided that the elimination of such covenants shall become effective only when there are no Debt Securities Outstanding of any series created prior to the execution of the Supplemental Indenture.

Event Risk

     The Indenture does not contain any generally applicable covenant or provision designed to require the Company to redeem the Debt Securities in response to a highly leveraged buy-out transaction or other significant change to the Company's capital structure or debt to equity ratio. Accordingly, holders of the Debt Securities are not protected against a possible decline in the market value of the Debt Securities as a result of such transaction or change.

     The Indenture does, however, contain a covenant limiting the incurrence or guaranteeing of Funded Debt, or the sale of capital stock by a Subsidiary. However, this limitation (i) is in effect only so long as there remain outstanding those series of Debt Securities created prior to the execution of the Supplemental Indenture, and (ii) could be waived or amended with the consent of the Holders of 66 2/3% in principal amount of all such previously created series, taken in the aggregate. (See "Modification and Waiver" below.) The five such previously created series of Debt Securities mature in 1996, 1999, 2013, and from 1998 through 2021 and from 1995 through 2023, respectively. The series maturing in 2013 first becomes subject to redemption at the option of the Company on April 15, 1998. None of the remaining series are subject to optional redemption.

     Under the aforesaid limitation, the Company will not, and will not permit any Subsidiary to, create, incur, assume or guarantee any Funded Debt, and will not permit any Subsidiary to sell any capital stock (other than to the Company or to a wholly-owned Subsidiary), unless, after giving effect thereto and to the application of the proceeds thereof, the sum of Consolidated Funded Debt and the aggregate Minority Interests in Capital Stock of all Subsidiaries does not exceed an amount obtained by multiplying Consolidated Net Worth by a fraction, the denominator of which is the sum of the Net Cost of all Consolidated Utility Property and Consolidated Non-utility Property owned by the Company and its Subsidiaries, and the numerator of which is the sum of 150% of the net Cost of all Consolidated Utility Property and 66 2/3% of the Net Cost of all Consolidated Non-utility Property. (See (S) 1005).


                                     10.

Events of Default

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium on any Debt Securities of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment when due, with respect to any Debt Securities of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) a default or defaults with respect to indebtedness for money borrowed by the Company which shall in the aggregate have resulted at any one time in more than $5,000,000 principal amount of such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless such acceleration or accelerations are rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and
(g) any other Event of Default provided with respect to Debt Securities of that series. (See (S) 501.) If an Event of Default with respect to any series of Outstanding Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (See (S) 502.)

     The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee such reasonable indemnity as it may require. (See
(S) 603.) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (See (S) 512.)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (See (S) 1009.)

Consolidation, Merger and Sale of Assets

     The Company may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any corporation, provided that the corporation formed by such


                                     11.

consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety assumes the Company's obligations on the outstanding Debt Securities and under the Indenture and that, after giving effect to any such transaction, there shall not exist any mortgage or other lien on or security interest in the property of such corporation, including any subsidiaries thereof, which would violate the Limitation on Liens covenant in the Indenture applicable to Debt Securities outstanding as of the date of the Supplemental Indenture, and such corporation shall not have outstanding any Funded Debt, or any subsidiary thereof any Funded Debt or Minority Interests in Capital Stock, which would violate the Limitation upon Additional Funded Debt covenant in the Indenture applicable to Debt Securities outstanding as of the date of the Supplemental Indenture.

Modification and Waiver

     With the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of all series affected thereby, taken in the aggregate without regard to separate series of Outstanding Debt Securities, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture with respect to Debt Securities of such series affected or of modifying in any manner the rights of the Holders of Debt Securities of such series affected, provided that no such amendment or modification may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or premium or interest on, any Debt Security, (c) change the place or currency of payment of principal of, or premium or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (e) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose Holders is required for modification or (f) amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults. (See (S) 902.)

     The Holders of 66 2/3% in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (See (S) 1010.) The Holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of that series affected. (See (S) 513.)

Extinguishment Of Debt

     The Company may extinguish its indebtedness on the Notes by irrevocably placing sufficient cash or other essential risk-free monetary assets (including direct obligations of the

                                     12.

United States government, obligations guaranteed by the United States government and/or certain securities backed by United States government obligations as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security) with the Trustee solely for satisfying such indebtedness. Upon such deposit with the Trustee, and given that the possibility that the Company will be required to make further payments is remote, the Company is considered to have extinguished the indebtedness on the Notes for financial reporting purposes. Generally accepted accounting principles (as currently pronounced and interpreted) would allow the Company to remove such indebtedness from its balance sheet, subject to certain footnote disclosures.

     Such extinguishment of indebtedness on the Notes would give rise to the recognition of gain or loss by the Company in the year of extinguishment. Gain or loss would be calculated by subtracting the net carrying amount of the Notes (i.e. the amount due at maturity, adjusted for unamortized premium discount and costs associated with issuing the Notes) on the date of extinguishment, from the reacquisition price paid by the Company to the Holder(s), including all costs associated with the extinguishment.

     Should the gain or loss recognized by the Company with respect to the extinguishment represent a material amount, such gain or loss will be reported as an extraordinary item (net of income tax effect) on the Company's financial statements.

     Prospective investors are urged to consult their tax advisors as to the specific tax consequences of such debt extinguishment.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax considerations of ownership and disposition of the Notes has been furnished by Doepken Keevican Weiss & Medved, counsel to the Company. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), and existing and proposed Treasury regulations, revenue rulings, revenue procedures and judicial decisions. This summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Code and which are purchased for cash. It does not discuss all of the tax considerations that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as persons other than Holders, as defined below, tax-exempt entities, life insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against currency risks, persons who have hedged the interest rate risks of ownership of a Note, persons who have acquired the Notes in transactions (other than purchases for cash) in which gain is not recognized for federal income tax purposes or Holders whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Persons considering the purchase of Notes should consult with their own tax advisors with regard to the application of the federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.


                                     13.

     As used herein, the term "Holder" means a beneficial owner of a Note that is, for federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to federal income taxation regardless of its source.

Interest Paid On Notes and Discount Notes

     Interest actually received by, credited to or constructively received by a Holder pursuant to a Note, other than a Discount Note, generally constitutes gross income which is fully taxable to the Holder. The taxable year in which the Holder includes interest in gross income is determined by, among other things, the method of accounting of the Holder (e.g. cash receipts and disbursements or accrual methods).

     With respect to a Discount Note, the aforementioned gross income inclusion rules are applicable to Qualified Stated Interest (as defined herein) on such Discount Note. Any amounts received by the Holder which do not constitute Qualified Stated Interest will not be includible in gross income as interest income even if such amounts are characterized as interest by the Company.

Original Issue Discount - Discount Notes

     The following discussion is a summary of the principal federal income tax consequences of the ownership and disposition of Discount Notes by Holders and is based upon the Code and Final Treasury Regulations ("Final Regulations") relating to original issue discount ("OID"). The Final Regulations are effective for debt instruments issued on or after April 4, 1994.

     Under the Final Regulations, a Note which has an "issue price" that is less than its "stated redemption price at maturity" will generally be considered to have been issued bearing OID for federal income tax purposes, unless such difference is less than a specified de minimis amount (defined generally as 1/4 of one percent of the stated redemption price at maturity times the number of complete years from the date of issue to the date of maturity). If a substantial amount of the Notes in an issue are sold for money, the issue price of each Note in the issue generally is the first price at which a substantial amount of the Notes is sold to the public. For this purpose, the public does not include persons or organizations acting as brokers, underwriters, bond houses or wholesalers. Such issue price will not change even if a portion of such similar Notes is subsequently sold at a different price. If an issue consists of a single Note sold for money, the issue price of the Note is the amount of cash paid for the Note. The stated redemption price at maturity of a Note is the total of all payments required to be made under the Note other than payments of Qualified Stated Interest. The term Qualified Stated Interest is defined as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the Company) or that will be constructively received by a Holder under Section 451 of the Code, at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments.

     In the case of a Note or Discount Note with a term that is not more than one (1) year from the date of issue, no payments of interest are treated as Qualified Stated Interest payments.


                                     14.

     Holders of Discount Notes are required to include Qualified Stated Interest payments in income at the time they are received or accrued, in accordance with the Holder's method of accounting. In addition, a Holder of a Discount Note will be required to include OID in income periodically over the term of a Discount Note without regard to when the cash or other payments attributable to such income are received. In general, a Holder must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year on which such Holder holds the Discount Note ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of the OID allocable to such accrual period. The amount of such OID is equal to the adjusted issue price of the Discount Note at the beginning of the
accrual period multiplied by the yield to maturity of the Discount Note.   For
purposes of computing OID, the Company will use six-month accrual periods that end on the day in the calendar year corresponding to the maturity date of the Discount Notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. The adjusted issue price of a Discount Note at the beginning of any accrual period is the issue price of the Discount Note increased by the Accrued OID for all prior accrual periods and decreased by any cash payments on the Discount Notes (other than payments of Qualified Stated Interest, if any.) Under these rules, Holders will generally include in gross income increasingly greater amounts of OID in each successive accrual period. Each payment made under a Discount Note (except for payments of Qualified Stated Interest, if any, and certain early redemption payments discussed below) will be treated first as payment of OID (which was previously includable in income) to the extent of OID that has accrued as of the date of payment and has not been allotted to prior payments, and second as a payment of principal (which is not includable in income).

     The Company expects that it will report its interest deductions, and prepare information returns, with respect to Discount Notes in accordance with the Final Regulations. Any Certificated Note that is issued as a Discount Note will bear a legend stating (i) the total amount of OID, (ii) the issue date of the Note, (iii) the yield to maturity of the Note and the method used to determine the yield to maturity if there is a short accrual period and (iv) in the case of a Discount Note which has a short interest accrual period, the amount of OID allocable to such short period.

Optional Redemption

     As set forth in the Basic Indenture, certain of the Discount Notes may be redeemable prior to maturity (a "Redeemable Discount Note") at the option of the Company (a "Call Option"). Under the Final Regulations, the Company will exercise the Call Option if, by utilizing the date of exercise of the Call Option as the maturity date and the redemption price payable on exercise of the Call Option (the "Redemption Price") as the stated redemption price at maturity, the yield on the Redeemable Discount Notes would be lower than such yield would be if the Call Option were not exercised.

                                     15.

     If it is presumed that the Company will exercise the Call Option on a given date (the "Presumed Exercise Date"), the Redeemable Discount Notes would bear OID in an amount equal to the excess of the Redemption Price over their issue price. For purposes of calculating the current inclusion of such OID, the yield on the Redeemable Discount Notes would be computed on their issue date by treating the Presumed Exercise Date as the maturity date of the Redeemable Discount Notes and the Redemption Price as their stated redemption price at maturity. If it was presumed that the Company would exercise the Call Option, but the Company did not in fact exercise the Call Option on the Presumed Exercise Date, the Redeemable Discount Notes would be treated, for certain purposes, as if the Call Option had been exercised and new debt instruments had been issued on the Presumed Exercise Date for an amount of cash equal to the Redemption Price. These new debt instruments would also be subject to the OID Rules with the amount of OID, if any, determined as of the Presumed
Exercise Date in the manner described above.

Market Discount

     If a Holder purchases a Note (other than a Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, its "revised issue price", the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount (defined as 1/4 of one percent of the stated redemption price at maturity times the number of complete years to maturity after acquisition). The "revised issue price" of a Discount Note generally equals its issue price, plus the aggregate amount of OID includible (without regard to any reduction for amortized acquisition premium, as discussed below) in the gross income of all previous holders of the Discount Note, less any cash payments (other than Qualified Stated Interest) made to all previous holders on such Discount Note. It should be noted that although the reduction for previous cash payments is generally consistent with provisions of the Code and the Final Regulations governing OID, technical corrections may be necessary to correct what appears to be an erroneous omission of the reduction for previous cash payments from the definition of revised issue price under the Code.

     Under the market discount rules of the Code, a Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute Qualified Stated Interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If such Note is disposed of in an otherwise nontaxable transaction (other than certain nonrecognition transactions to be excluded under yet-to-be released regulations pursuant to section 1276(d) of the Code), such as by gift, the amount of gain realized on such disposition for purposes of the market discount rules will be determined as if such Holder had sold the Note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Holder elects to accrue on the basis of semiannual compounding.


                                     16.

     A Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or its earlier disposition in a taxable transaction. A Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply.

Acquisition at a Premium

     A Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price will be considered to have purchased such Note at an "acquisition premium" within the meaning of the Code. Under the acquisition premium rules of the Code, the amount of OID which such Holder must include in gross income with respect to such Note for any taxable year will be reduced (but not below zero) by the portion of such acquisition premium properly allocable to such year.

     If a Holder purchases a Note for an amount that is greater than its stated redemption price at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term of the Note and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. However, if such Note may be optionally redeemed after the Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of such Note.

Sale, Exchange or Retirement of the Notes - Gain or Loss

     Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note.
A Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, increased by the amounts of any Market Discount and OID previously included in income by the Holder with respect to such Note and reduced by any amortized bond premium and any principal payments received by the Holder and, in the case of a Discount Note, by the amounts of any other payments that do not constitute Qualified Stated Interest.

     Gain or loss recognized on the sale, exchange or retirement of a Note will be capital gain or loss (except to the extent of any accrued Market Discount which the Holder has not previously included in income), and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Although for corporations capital gains are currently taxed at the same rates as taxable income, the distinction between capital gain or loss and ordinary income or loss is relevant for purposes of, among


                                     17.

other things, limitations on the deductibility of capital losses. For individuals, estates and trusts, net capital gain, that is, the excess of net long-term capital gain over net short-term capital loss, will be subject to a maximum tax rate of 28 percent. The excess of net short-term capital gain over net long-term capital loss will be taxed at the rates applicable to ordinary income, that is up to a maximum tax rate of 39.6 percent. For noncorporate taxpayers, losses from the sale or exchange of capital assets, whether short-term or long-term, may offset capital gains and up to $3,000 of ordinary income in any one taxable year. Any unused net capital loss for a taxable year is available as a carryover to offset capital gains and ordinary income in subsequent taxable years, subject to certain limitations and adjustments.

Short-Term Notes

     A Note, or Discount Note, which has a fixed maturity date of no more than one (1) year after the date of issue is considered a short-term note ("Short-Term Note"). On the sale or exchange of such Short-Term Note, any gain realized is treated as ordinary income to the Holder to the extent of the Holder's ratable share of OID, based on the number of days the Note is held by the Holder. However, at the election of the Holder, which election is deemed irrevocable, the Holder may accrue OID by using a constant interest rate method.

     The aforementioned Short-Term Note rules do not apply to certain Short-Term Notes governed under Section 1281 of the Code, which Section applies to Short-Term Notes held by a Holder using the accrual method of accounting, held by a bank, held primarily for sale to customers in the ordinary course of a Holder's trade or business, or held by a common trust fund or regulated investment company, among others. Prospective investors who may fall into such categories are urged to consult their tax advisors as to the specific tax consequences of the purchase of Short-Term Notes.

Backup Withholding

     A Holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to payments received with respect to the Notes. This withholding generally applies only if the Holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service (the "Service") that he or she has failed to properly report payments of interest and dividends and the Service has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a Holder, under the backup withholding rules is allowable as a credit against such Holder's federal income tax liability, provided that the required information is furnished to the Service. Certain Holders (including, among others, corporations and tax exempt organizations) are not subject to backup withholding. Holders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.


                                     18.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER THE STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND JURISDICTIONS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR SUCH OTHER TAX LAWS.


                    OFFERING THROUGH THE COMPANY AND AGENTS

     The Notes are being offered on a continuing basis by the Company through its own direct efforts and through the Agents, who have agreed to use reasonable efforts to solicit offers to purchase the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject, in whole or in part, any offer to purchase Notes. Each Agent will also have the right to reject, in whole or in part, any offer to purchase Notes solicited by it. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay each Agent, in connection with each sale of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% (in the case of Notes maturing in less than twelve months) to .875% (in the case of Notes maturing in 30 years or more) of the principal amount of Notes sold, depending upon the maturity of such Notes. The Company may solicit offers and receive offers directly from purchasers to purchase Notes and any direct sales made by the Company resulting therefrom will not give rise to any such commissions; provided that such purchasers are purchasing the Notes for their own accounts and without the use of any intermediary other than an Agent (who would be entitled to such commissions).

     The Company may sell Notes to any Agent acting as principal for its own account, at prices to be agreed upon at the time of sale, for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of such resale or otherwise, as determined by such Agent.

     In addition, an Agent may offer Notes it has purchased as principal to other dealers. An Agent may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of 66 2/3 % of the discount to be received by such Agent from the Company. After any initial public offering of Notes to be resold to investors and other purchasers at a fixed public offering price, the public offering price, concession and discount may be changed.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and each Agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

     No Note will have an established trading market when it is issued. The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been


                                     19.

advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. There can be no assurance that there will be a secondary market for the Notes or that any particular amount of Notes will be issued.

     The Agents do not intend to make sales of Notes to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     Legal matters in connection with the Notes will be passed upon for the Company by Augustine A. Mazzei, Jr., Esq., employed by the Company as its Senior Vice President and General Counsel, and by Doepken Keevican Weiss & Medved, Professional Corporation, Pittsburgh, Pennsylvania, counsel to the Company. On April 30, 1994, Mr. Mazzei beneficially owned 15,348 shares of the Company's common stock and held stock options to purchase an additional 8,700 shares of such stock.

     Certain legal matters relating to the Notes will be passed upon for the Agents by Kirkpatrick & Lockhart, Pittsburgh, Pennsylvania, counsel to the Agents.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.


                                     20.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Estimated expenses of the Company in connection with the issuance and distribution of the Notes, other than underwriting discounts and commissions, are as follows:

          Securities and Exchange Commission
           registration fee......................  $ 34,483
          Rating agency fees.....................    43,000
          Trustee's fees, including counsel and
           authentication fees and expenses......    10,000
          Accounting fees and expenses...........    35,000
          Legal fees and expenses................    60,000
          Blue Sky fees and expenses.............    15,000
          Printing expense.......................    20,000
          Other..................................    10,750
                                                   --------
           Total Expenses........................  $228,233
                                                   ========

Item 15.  Indemnification of Directors and Officers.

 Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "PBCL") provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

 PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

 (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

 (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

 (3)   by the shareholders.

 Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

 PBCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

 PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise by any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

 Article IV of the By-Laws of the Registrant provides that the Directors, officers, agents and employees of the Registrant shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Registrant or otherwise) arising out of their service to the Registrant or to another enterprise at the request of the Registrant.

 PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

 Article IV of the By-Laws of the Registrant provides that the Registrant may purchase and maintain insurance to protect itself and any Director, officer, agent or employee entitled to indemnification under Article IV against any liability asserted against such person and incurred by such person in respect of the service of such person to the Registrant, whether or not the Registrant would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

 The Registrant maintains directors' and officers' liability insurance covering its Directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Under this insurance, the Registrant may receive reimbursement for amounts as to which the Directors and officers are indemnified
by the Registrant under the foregoing By-Law indemnification provision.   Such
insurance also provides certain additional coverage for the Directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing By-Law indemnification provision.

 As permitted by PBCL Section 1713, the Articles and By-Laws of the Registrant provide that no Director shall be personally liable for monetary damages for any action taken, or failure to take any action, unless such Director's breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a Director pursuant to any criminal statute or the liability of a Director for the payment of taxes pursuant to Federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a Director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a Director owes to the corporation, provides that a Director stands in a fiduciary relation to the corporation and must perform his duties as a Director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

 In June, 1987, the Registrant entered into a separate Indemnity Agreement with each of its then Directors and officers. These Indemnity Agreements provide a contractual right to indemnification against expenses and liabilities (subject to certain limitations and exceptions) and a contractual right to advancement of expenses, and contain additional provisions regarding the determination of entitlement, settlement of proceedings, insurance, rights of contribution, and other matters.

Item 16.  Exhibits.

                          Description (Filed herewith except as
Number                             otherwise indicated.)
- ------                    --------------------------------------

 1.1 --  Form of Distribution Agreement.

 4.1 -- Indenture dated as of April 1, 1983 providing for issuance of Debt Securities. Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 filed April 24, 1986 (Registration No. 2-80575).

 4.2 -- Instrument of Resignation, Appointment and Acceptance dated as of February 1, 1985 effecting the resignation of Pittsburgh National Bank and the succession of Bankers Trust Company as Trustee under the above Indenture. Filed as Exhibit 4.01(b) to the Registrant's Annual Report on Form 10-K for 1993, (Commission File No. 1-3551).

 4.3 --  1991 Supplemental Indenture dated as of March 15, 1991. Filed as
         Exhibit 4.3 to the Registrant's Registration Statement on Form S-3 filed August 21, 1991 (Registration Number 33-39505).

 4.4 -- Board Resolutions; form of Resolutions of the Ad Hoc Finance Committee and form of accompanying Addenda establishing the terms of the Series C issue of the Notes; form of the Notes (preliminary).

 5.1 --  Opinion and consent of Augustine A. Mazzei, Jr., Esq.

12.1 --  Computation of Ratio of Earnings to Fixed Charges.

23.1 --  Consent of Ernst & Young.

23.2 -- Consent of Augustine A. Mazzei, Jr., Esq., is contained in his Opinion filed as Exhibit 5.1.

23.3 --  Consent of Doepken Keevican Weiss & Medved, Professional Corporation.

24.1 --  Power of Attorney is set forth on page II-6 of the Registration
         Statement.

25.1 -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bankers Trustee Company, as Trustee.

Item 17.   Undertakings

       The Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above (other than pursuant to the policy of directors and officers liability insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 18, 1994.

                           EQUITABLE RESOURCES, INC.
                                (Registrant)


                                By:/s/ Donald I. Moritz
                                   -------------------------------
                                Donald I. Moritz
                                Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DONALD I. MORITZ, ROBERT E. DALEY and AUGUSTINE A. MAZZEI, JR., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 18, 1994:

            Signature                           Title
            ---------                           -----


/s/ Donald I. Moritz
- -------------------------------    Chairman and Chief Executive
Donald I. Moritz                           Officer and Director

/s/ Frederick H. Abrew
- -------------------------------    President, Chief Operating Officer
Frederick H. Abrew                         and Director

/s/ Clifford L. Alexander, Jr.
- -------------------------------     Director
Clifford L. Alexander, Jr.

/s/ Merle E. Gilliand
- -------------------------------    Director
Merle E. Gilliand

/s/ E. Lawrence Keyes, Jr.
- -------------------------------    Director
E. Lawrence Keyes, Jr.

/s/ Thomas A. McConomy
- -------------------------------    Director
Thomas A. McConomy

/s/ Malcolm M. Prine
- -------------------------------    Director
Malcolm M. Prine

/s/ Daniel M. Rooney
- -------------------------------    Director
Daniel M. Rooney

/s/ David S. Shapira
- -------------------------------    Director
David S. Shapira

/s/ Barbara B. Sullivan
- -------------------------------    Director
Barbara Boyle Sullivan

/s/ Robert E. Daley
- -------------------------------    Vice President and Treasurer
Robert E. Daley                             (Principal Financial Officer)

/s/ Joseph L. Giebel
- -------------------------------    Vice President-Accounting and
Joseph L. Giebel                            Administration (Principal
                                            Accounting Officer)

                                 EXHIBIT INDEX

          Description (Filed herewith except as otherwise indicated.)
          -----------------------------------------------------------

Number                                                            Page No.
- ------                                                            --------

1.1 --      Form of Distribution Agreement (preliminary).....

4.1 --      Indenture dated as of April 1, 1983
            providing for issuance of Debt Securities.
            Filed as Exhibit 4.1 to the Registrant's
            Registration Statement on Form S-3
            filed April 24, 1986
            (Registration Number 2-80575)....................        N/A

4.2 --      Instrument of Resignation, Appointment
            and Acceptance dated as of February 1,
            1985 effecting the resignation of
            Pittsburgh National Bank and the
            succession of Bankers Trust Company
            as Trustee under the Indenture.  Filed
            as Exhibit 4.01(b) to the Registrant's
            Annual Report on Form 10-K for 1993,
            (Commission File No. 1-3551).....................        N/A

4.3 --      1991 Supplemental Indenture dated as of
            March  15, 1991.  Filed as Exhibit 4.3
            to the Registrant's Registration Statement on
            Form S-3 filed August 21, 1991
            (Registration Number 33-39505)...................        N/A

4.4 --      Board Resolutions; form of Resolutions of the Ad
            Hoc Finance Committee and form of accompanying
            Addenda establishing the terms of Series C of
            the Notes; form of the Notes (preliminary).......

5.1 --      Opinion and consent of Augustine A.
            Mazzei, Jr., Esq. ...............................

12.1 --     Computation of Ratio of Earnings to Fixed
            Charges..........................................

23.1 --     Consent of Ernst & Young.........................

23.2 --     Consent of Augustine A. Mazzei, Jr.,
            Esq., is contained in  his Opinion
            filed as Exhibit 5.1 ............................

23.3 --     Consent of Doepken Keevican Weiss & Medved,
            Professional Corporation

24.1 --     Power of Attorney is set forth on page
            II-6 of the Registration Statement...............        N/A

25.1 --     Form T-1 Statement of Eligibility and
            Qualification under the Trust Indenture
            Act of 1939 of Bankers Trust Company,
            as Trustee.......................................